Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Third Quarter Fiscal 2010 Results
Strong year-over-year software revenue growth of 29 percent in the third quarter of fiscal
2010 drives earnings growth of $0.03 over the third quarter of fiscal 2009
MINNEAPOLIS, August 5, 2010 — XATA Corporation (Nasdaq:XATA), reported its results for the third quarter fiscal 2010 period ended June 30, 2010.
Total revenue was $18.0 million for the quarter ended June 30, 2010, compared to $17.6 million for the same period of fiscal 2009. Net income to common shareholders for the third quarter of fiscal 2010 was $0.6 million, compared to a net loss to common shareholders of $0.1 million for the same period in fiscal 2009. Other highlights include:
•	Software revenue grew 29 percent to $11.6 million for the quarter ended June 30, 2010, compared to $9.0 million for the same period of fiscal 2009.

•	Fiscal 2010 third quarter software revenue accounted for 65 percent of total revenue, compared to 51 percent for the same period of fiscal 2009.

•	The company acquired 56 new customers in the third quarter of fiscal 2010, bringing its total customer count to over 1,200.
“Our solid results for the third quarter reflect our efforts to capture the significant growth potential in the trucking industry,” said Jay Coughlan, chairman and president of XATA. “We are capitalizing on our position as a leading compliance-driven, driver-centered technology solution in the market. As we look ahead, we expect to enhance our distribution by growing our direct and indirect channel partnerships with wireless operators as well as further developing our fleet optimization platform. XATA’s success will be measured by our ability to execute our software-as-a-service solution (SaaS), integrating the many existing and new technologies into one offering, and providing the industry with a single source for all its fleet operations needs.”
Mark Ties, chief financial officer of XATA, stated: “Our significant software revenue growth for the quarter was a function of the accelerated adoption of the Turnpike product platform. Growth in software revenue also translated into strong margins and profitability in the third quarter.”

Gross margins were 50 percent for the third quarter of fiscal 2010, compared to 43 percent for the same period of fiscal 2009. This margin increase was driven by software gross margins improving to 74 percent for the third quarter of fiscal 2010, compared to 72 percent for the same period of fiscal 2009. Software gross margins continue to improve as the company expands its number of software subscriptions.
Selling, general and administrative costs were $6.6 million, or 37 percent of revenue, and $5.7 million, or 32 percent of revenue, for the third quarter of fiscal 2010 and 2009, respectively. The increase in selling, general and administrative costs as a percentage of revenue was driven by $0.3 million of additional amortization expense associated with the Turnpike acquisition and $0.6 million in selling costs associated with our Turnpike product line. Selling, general, and administrative costs excluding Turnpike acquisition costs were flat on a year-over-year basis.
Research and development costs were $1.8 million, or 10 percent of revenue, and $1.4 million or 8 percent of revenue for the third quarter of fiscal 2010 and 2009, respectively. The increase was driven by additional investment in research and development costs associated with new functionality and the impact of the Turnpike acquisition.
Operating income for the third quarter of fiscal 2010 increased 70 percent to $0.7 million, compared to $0.4 million for the same period in fiscal 2009. Net income to common shareholders for the third quarter of fiscal 2010 is $0.6 million, compared to a net loss to common shareholders of $0.1 million for the same period in fiscal 2009. The company reported earnings per diluted share of $0.02 for the three months ended June 30, 2010, compared to a loss of $0.01 per diluted share in the same period last year.
For the third quarter of fiscal 2010, the company reported a $0.7 million, or 44 percent, improvement in non-GAAP earnings (earnings before interest (net), non-recurring acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) of $2.2 million, compared to $1.6 million for the same period of fiscal 2009.
As of June 30, 2010, the company held $15.6 million in cash and cash equivalents and had working capital of $20.5 million, excluding the current portion of long-term obligations and deferred revenue.
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings, which is earnings before interest (net), acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and non-GAAP earnings per diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to current vehicle data anywhere, anytime, through our monthly service packages. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$17,954	$17,589	$53,582	$49,127

Cost of goods sold	8,912	10,085	27,669	26,943
Selling, general and administrative	6,627	5,712	19,702	17,364
Research and development	1,759	1,407	4,692	4,218
Acquisition related costs	—	—	837	—

Total costs and expenses	17,298	17,204	52,900	48,525

Operating income	656	385	682	602
Interest expense on financing activities	—	—	(1,358)	—
Acquisition related interest and mark to market	(2)	—	(356)	—
Net interest and other expense	(28)	(351)	(392)	(1,148)

Income (loss) before income taxes	626	34	(1,424)	(546)
Income tax expense	—	—	—	—

Net income (loss)	626	34	(1,424)	(546)

Preferred stock dividends and deemed dividends	(75)	(96)	(1,846)	(674)

Net income (loss) to common shareholders	$551	$(62)	$(3,270)	$(1,220)

Net income (loss) per common share:
Basic	$0.06	$(0.01)	$(0.36)	$(0.14)

Diluted	$0.02	$(0.01)	$(0.36)	$(0.14)

Weighted average common and common share equivalents:
Basic	9,718	8,588	9,170	8,530

Diluted	26,359	8,588	9,170	8,530

XATA CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	September 30,
	2010	2009
	(Unaudited)
Current assets
Cash and cash equivalents	$15,551	$3,440
Accounts receivable, net	10,044	9,323
Inventories	2,538	4,104
Deferred product costs	2,161	2,060
Prepaid expenses and other current assets	740	1,064

Total current assets	31,034	19,991

Equipment and leasehold improvements, net	5,487	3,980
Intangible assets, net	15,474	10,725
Goodwill	15,459	3,011
Deferred product costs, non-current	1,849	2,470
Other assets	275	487

Total assets	$69,578	$40,664

Current liabilities
Current portion of long-term obligations	$852	$84
Accounts payable	5,753	5,366
Accrued expenses	4,927	5,914
Deferred revenue	4,902	5,280

Total current liabilities	16,434	16,644

Long-term obligations, net of current portion	397	8,534
Deferred revenue, net of current portion	4,113	6,101
Other long-term liabilities	682	820

Total liabilities	21,626	32,099

Shareholders’ equity
Preferred stock	43,980	16,860
Common stock	41,453	32,624
Contingent common stock earn-out	6,452	—
Accumulated deficit	(44,189)	(40,919)
Accumulated other comprehensive income	256	—

Total shareholders’ equity	47,952	8,565

Total liabilities and shareholders’ equity	$69,578	$40,664

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss) to common shareholders	$551	$(62)	($3,270)	($1,220)

Adjustments:
Interest expense on financing activities	—	—	1,358	—
Net interest expense	33	351	347	1,148
Stock-based compensation	179	402	1,026	1,195
Depreciation and amortization expense	1,387	764	3,707	2,250
Acquisition related interest, mark to market, and costs	2	—	1,193	—
Preferred stock dividends and deemed dividends	75	96	1,846	674

Total adjustments	1,676	1,613	9,477	5,267

Non-GAAP earnings	$2,227	$1,551	$6,207	$4,047

Non-GAAP earnings per diluted share	$0.08	$0.18	$0.68	$0.47

Shares used in calculating non-GAAP earnings per diluted share	26,359	8,588	9,170	8,530